Exhibit 10.1

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (together with the exhibits and other attachments referenced herein, this “Agreement”), dated as of January 1, 2023 (the “Effective Date”), is by and between EZFILL HOLDINGS, INC., a Delaware corporation with offices located at 2999 N.E. 191st Street, Suite 500, Aventura, Florida 33180 (“Contractor”), and SOUTH FLORIDA MOTORSPORTS, LLC, a Delaware limited liability company with offices located at 347 Don Shula Drive, Miami Gardens, Florida 33056 (“SFM”). Contractor and SFM may be referred to herein individually as a “party” and collectively as the “parties.”

Background

SFM is the promoter of the Formula 1 Miami Grand Prix (the “Event”), which event is currently scheduled to be held in May of each year of the Term (as defined below) at the Miami International Autodrome located on the premises surrounding Hard Rock Stadium, 347 Don Shula Drive, Miami Gardens, Florida 33056, including, but not limited to, any off-site premises associated with the Event such as parking lots and satellite locations (the “Event Site”).

In consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.0	Engagement.

1.1	Services. SFM hereby engages Contractor to provide, and Contractor hereby agrees to provide as a non-exclusive, independent contractor of SFM, fuel (e.g., gasoline, red-dye diesel, clear diesel, etc.) arrangement, scheduling, transportation, delivery, transferring/pumping/dispensing, and related services for certain passenger motor vehicles, commercial vehicles, industrial/heavy equipment, and all-terrain vehicles/golf carts (the “Services”), which SFM may identify and request from time to time, in its sole discretion, during the Term (as defined below).

1.2	Contract Documents. When SFM and Contractor have agreed upon the nature, price, and schedule of the Services to be performed for a project or the Event, they shall complete a Statement of Work, substantially in the form attached hereto as Exhibit A (each, an “SOW”), and each SOW shall be incorporated herein by this reference. The first SOW is attached and incorporated herein as Exhibit A-1. Should the parties wish to add to or otherwise modify the Services set forth in any SOW, all such changes shall be memorialized in a writing signed by the parties substantially in the form attached hereto as Exhibit B (each, a “Change Order”), and each Change Order shall be incorporated herein by this reference. The parties acknowledge and agree that this Agreement shall govern their entire relationship and that its terms and conditions shall apply to all provisions of products and/or services, past and present, by Contractor for SFM, even if the parties fail to reference this Agreement in future or past order forms, invoices, or other documents. Capitalized terms not defined herein shall have the meaning ascribed to them in the Standard Terms and Conditions, attached hereto as Exhibit C (the “Terms and Conditions”), and the Terms and Conditions are hereby incorporated by reference as if fully set forth herein.

2.0	Performance of Services.

2.1	Quality of Services. Contractor represents that it possesses experience, knowledge, and training sufficient to perform the Services. Contractor shall perform all Services in a first-class, professional, timely, careful, and workmanlike manner that meets or exceeds commonly accepted industry standards and exhibits industry-best standards of judgment, communication, cooperation, and detail. Contractor shall provide the Services, and any and all information requested by SFM related to the Services, in an efficient and responsive manner in accordance with the directives and/or milestone deliverable dates required by SFM. For the avoidance of doubt, Contractor shall cooperate with SFM and SFM’s other consultants, suppliers, and independent contractors, and exercise best efforts to coordinate the Services with the services of SFM’s other consultants, suppliers, and contractors when so requested by SFM.

2.2	Relationship of the Parties. It is expressly understood that Contractor is performing the Services as an independent contractor and not as an agent, employee, joint venturer, business partner, or legal representative of SFM. It is expressly understood that Contractor and its directors, officers, employees, pre-approved subcontractors, workers, agents, and representatives (however engaged or retained by Contractor) (collectively, “Workers”) shall not be deemed to act on behalf of SFM in any manner whatsoever and shall not have any express or implied right or authority to assume or create any obligations on behalf of SFM or to bind SFM to any contract, agreement, or undertaking with any third party.

2.3	Compliance with Applicable Law. Contractor shall be responsible for obtaining all permits, licenses, and other authorizations, from governmental authorities or otherwise, that are necessary for the performance of the Services, and shall comply, and shall cause its Workers to comply, at all times with all applicable laws, regulations, codes, and standards.

2.4	Access to the Event Site. SFM agrees to provide Contractor with reasonable access to the pertinent areas of the Event Site (during SFM’s regular business hours or at such other reasonable times to be determined by SFM) necessary for Contractor to perform the Services and meet its responsibilities hereunder; provided, however, Contractor shall require its Workers to follow SFM’s rules and policies relating to security of, access to, or use of the Event Site. For the avoidance of doubt, when performed at the Event Site, the Services (a) shall not take place on days in which events are taking place at or around the Event Site (unless SFM agrees otherwise in each instance), (b) shall not unreasonably interfere with any operations of the Event Site, and (c) shall comply with SFM and/or Event Site policies and directives, including, but not limited to, any health, safety, security, and access regulations.

3.0	Term.

3.1	Term. The term of this Agreement shall commence on the Effective Date and conclude on July 31, 2025 (the “Term”), unless terminated earlier pursuant this Agreement. The term / deliverable dates of each SOW shall be as specified in the applicable SOW.

3.2	Extension. At the conclusion of the Term, this Agreement shall continue in effect (and the Term shall be extended) on a month-to-month basis until either party gives the other party written notice not less than thirty (30) days in advance, specifying the date of termination. For the avoidance of doubt, except for a termination pursuant to Section 5.0, no termination pursuant to an aforementioned written notice shall become effective (i) during the term of any SOW (or Change Order), or (ii) prior to the completion of the Services set forth in any SOW (or Change Order). While this Agreement may continue in effect, the term of any SOW (or Change Order) shall not automatically renew and does not continue beyond the period of time contemplated in the applicable SOW (or Change Order).

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4.0	Compensation.

4.1	Fee. As full compensation for the satisfactory performance of Contractor’s Services, SFM shall pay Contractor the fees specified on each SOW (or Change Order). Contractor acknowledges and agrees that any change (i) to the quantity and/or rates of Contractor’s Workers, (ii) to the duration of time required by Contractor to fully perform the Services, and/or (iii) in the expenses (e.g., transportation, equipment, fuel, etc.), travel costs (e.g., lodging, airfare, etc.), and/or any other amounts realized by Contractor shall not increase and/or otherwise affect such fees. Unless otherwise expressly set forth on the applicable SOW (or Change Order), such fees shall be “all-in” and inclusive of any applicable luxury, sale, or use taxes; charges for personnel, lodging/housing, and transportation; costs and expenses of all labor, materials, machinery, equipment, and freight/shipping; and applicable tariffs, VAT, and surcharges. Contractor acknowledges and agrees that SFM will not be responsible for any other payments or consideration of any kind to Contractor or any third party (including, but not limited to, Contractor’s subcontractors) in connection with the performance of the Services. Unless otherwise expressly set forth on the applicable SOW (or Change Order), SFM shall pay all undisputed amounts within thirty (30) days of receipt of a valid invoice from Contractor. Upon receipt of SFM’s payment, Contractor shall promptly pay any fees or reimbursable expenses then due to any third-party vendors, suppliers, contractors, and/or subcontractors it has retained in connection with the Services. SFM reserves the right to require from Contractor and any of its Workers any waivers and releases required under this Agreement prior to the payment of any fees. Contractor must submit the appropriate completed tax form (e.g., W-9, W-8 series), as applicable, and complete SFM’s standard onboarding portal in order for SFM to process any payments hereunder. All payments under this Agreement shall be made in U.S. dollars.

4.2	Costs and Expenses. Contractor agrees that all actual costs and expenses incurred in providing the Services under this Agreement shall be borne solely by Contractor without reimbursement from SFM, unless otherwise agreed-to and approved in advance in writing by SFM, which such approval may be granted or withheld in SFM’s sole discretion. Any additional expenses for which Contractor seeks reimbursement that are pre-approved by SFM in writing shall be due and payable within thirty (30) days of receipt by SFM of a valid written invoice. Any and all costs or expenses for which reimbursement is sought must be submitted to SFM on forms customarily used by SFM for the reporting of such costs or expenses and accompanied by required supporting documentation. Contractor shall use commercially reasonably efforts to ensure that all third-party products or services purchased by Contractor are obtained at the lowest costs reasonably available considering the required quality.

5.0	Termination.

5.1	Termination for Cause. Either party may terminate this Agreement if the other party commits a material breach of any provision herein (including, without limitation, any representation or warranty) either: (i) ten (10) days after written notice to the breaching party, if the breach is capable of a cure but has not cured by the breaching party after its receipt of such notice, or (ii) immediately upon written notice to the breaching party, if the breach is not capable of being cured. If a dispute arises between SFM and Contractor with respect to compensation, Contractor shall continue to fully perform under this Agreement; provided, however, (a) SFM makes timely payment of undisputed fees and reimbursements in accordance with the terms of this Agreement, and (b) the parties work in good faith to expeditiously resolve such dispute.

5.2	Termination for Convenience. Unless otherwise expressly set forth in this Agreement, after July 31, 2023, SFM may terminate this Agreement and/or any SOW (or Change Order) at any time, and for any reason or for no reason, immediately upon written notice to Contractor and without any liability to Contractor by virtue of such termination; provided, however, that (i) SFM shall provide Contractor with such written notice by no later than the December 1st immediately prior to the subsequent Event; and (ii) Contractor shall be paid for all the Services performed for SFM up to the date of termination that are not in dispute. Notwithstanding the foregoing, should SFM base its decision to terminate pursuant to this Section 5.2 solely on more competitive pricing being offered by another third-party contractor, then SFM shall give Contractor at least ten (10) days written notice and provide Contractor with an opportunity to match such competitive pricing by submitting a bid and/or quote for review by SFM, it being understood that (i) Contractor shall be afforded no special dispensations that such third-party competitor is not also afforded, and (ii) SFM shall have no obligation to award such services to Contractor unless such bid and/or quote submitted by Contractor matches the more competitive third-party pricing offered to SFM.

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5.3	Effect of Termination. The termination of this Agreement, for any reason, shall not release either party from any obligation or liability to the other party that has already accrued, comes into effect due to the termination of this Agreement, or otherwise survives the termination of this Agreement. Following the termination of this Agreement, Contractor shall promptly invoice SFM for any outstanding fees and expenses for Services that have been performed up to the date of termination. If Contractor has previously received a deposit or payment from SFM in excess of any of the foregoing amounts, then Contractor shall reimburse SFM for such excess payments. Termination of this Agreement shall be in addition to any other legal rights that either party may have against the other party, and all remedies shall be cumulative.

5.4	Return of Materials and Property. Upon the termination of this Agreement for any reason, Contractor shall cease performing the Services contemplated hereunder and Contractor shall immediately deliver, and cause its Workers to deliver, to SFM or its designee: (a) all Work Product (as defined in section 6.0), whether or not completed, and all documents, media, or items containing, in whole or part, any Confidential Information (as defined in section 7.0); (b) all equipment, tools, identification cards, security passes, and other materials owned by SFM and furnished to Contractor or any Worker; and (c) if requested by SFM, a notarized affidavit executed by a duly authorized officer of Contractor certifying that Contractor and its Workers have fully performed all termination obligations contemplated by this section and that no items or copies of the above-mentioned materials remain in Contractor’s or any Worker’s possession or control.

6.0	Work Product. Contractor acknowledges and agrees that all worldwide rights, title, and interest in and to any and all audio, visual, graphical, musical, and other creative or non-creative works, software programs, derivative works, products, designs, original files, outputs, documentation, template and other results of the Services performed hereunder (collectively, the “Work Product”), including, without limitation, each and every creation, discovery, inventory, or improvement which may be conceived or developed (whether alone or jointly with others) as a result of or in connection with the provision of Services by Contractor to SFM, past and present, shall be considered “works made for hire” and shall be the sole property of SFM. Contractor hereby waives any “moral rights” or related rights or claims it may have with respect to the Work Product. Contractor represents and warrants to SFM that the Work Product or any part thereof does not and will not infringe any copyright, trademark, or other proprietary right of any third party.

7.0	Confidentiality. Contractor acknowledges and agrees that it will have access to, or become acquainted with, SFM’s Confidential Information. As used herein, the term “Confidential Information” shall mean any and all proprietary or confidential information of SFM, including, without limitation, (a) any and all Work Product, and (b) any and all business information relating to SFM that is not known to the general public, including, without limitation, programming, operational, sales, and marketing information. Contractor further acknowledges and agrees that the Confidential Information constitutes valuable trade secrets of SFM. Contractor and its Workers shall not publish, disclose, or otherwise make available, directly or indirectly, without the prior written consent of SFM, any Confidential Information, including the existence of this Agreement or the nature of the Services being performed by Contractor for SFM, to anyone other than those Workers who need to know such information in order to perform their duties for SFM; provided, however, that (y) if Contractor is served with a subpoena or other compulsory process calling for production of records or testimony relating to this Agreement, Contractor shall promptly advise SFM in writing of the demand and if SFM determines, at its own expense, to oppose the demand for production, Contractor agrees to cooperate with SFM in that matter, and (z) if Contractor, being a publicly owned entity, is required by applicable law to make such disclosures as it relates to the existence of this Agreement and the nature of the Services being performed by Contractor, then Contractor shall advise SFM in prior writing and only disclose information to the extent required by such applicable law. Contractor shall only use the Confidential Information in connection with the performance of the Services hereunder and for no other purpose. Contractor shall not permit any Worker to use or remove from the Event Site any property of SFM, including any Confidential Information, without the prior written consent of SFM.

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8.0	Indemnification. Contractor shall indemnify, defend, and hold harmless SFM, South Florida Stadium LLC, Miami Dolphins, Ltd., SFS Events, LLC, Formula One World Championship Limited, Formula One Marketing Limited, the Fédération Internationale de l’Automobile, and each of the foregoing’s affiliates, partners, members, shareholders, officers, directors, employees, volunteers, and sponsors (the “Indemnified SFM Parties”) from and against any and all claims, liabilities, demands, causes of action, damages, losses, and expenses (collectively, “Claims”), including, without limitation, reasonable attorneys’ fees and costs of suit, arising from, relating to, or in connection with this Agreement or Contractor’s provision of Services hereunder, including the following: (i) any negligent or willful act or omission of Contractor or any Worker; (ii) any violation by Contractor or Worker of any applicable law, statute, ordinance, or regulation; (iii) any infringement or alleged infringement of any third party’s rights caused directly or indirectly by Contractor, including, but not limited to, any third-party copyright, trademark right, trade secret right, or other proprietary right; (iv) any loss, injury, illness, or damage to any Worker or any Worker’s property sustained in connection with performing the Services hereunder; (v) any bodily injury, sickness, disease, or death, or to damage or destruction of property (including loss of use thereof) caused by, arising out of, resulting from, or occurring in connection with the Services, including, but not limited to, any “bad gas” or contaminated fuel supplied by Contractor hereunder; (vi) any actual or reasonably likely security incident, including, but not limited to, unauthorized access, use, loss, or disclosure of any systems, data and/or information; and (vi) any breach by Contractor or any Worker of this Agreement, including, without limitation, any representation or warranty contained herein; provided, however, that Contractor shall have no obligation to indemnify, defend, or hold harmless an Indemnified SFM Party to the extent such Claims arise from such Indemnified SFM Party’s own gross negligence or willful misconduct.

9.0	Insurance.

9.1	Coverage. Contractor, at its own expense, shall secure and maintain in full force and effect during the Term at least the following minimum types and limits of insurance:

(a)	Commercial General Liability Insurance (“CGL”) providing limits of not less than $3,000,000 per occurrence and $5,000,000 in the general aggregate. Coverage afforded under Contractor’s CGL shall be provided on an occurrence basis and shall be subject to the terms of the Insurance Services Office (“ISO”) Commercial General Liability Coverage Form CG 0001, or a substitute form providing coverage at least as broad as the ISO form specified. Coverage shall include liability arising from premises, operations, independent contractors, products-completed operations, contractual liability, and personal injury and advertising injury.

(b)	Statutory Worker’s Compensation and Occupational Disease Disability Insurance.

(c)	Automobile Liability Insurance (“AL”) of $1,000,000 each accident. Such insurance shall cover liability for bodily injury and property damage arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of Contractor.

(d)	Commercial Umbrella Liability Insurance (“Umbrella”) with limits of not less than $4,000,000 for each occurrence and in the aggregate. Contractor shall confirm on the insurance certificates that the Umbrella policy follows form to the primary CGL, AL, and EL insurance and will drop down in the event of exhaustion of the primary insurance.

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9.2	Insurance Requirements. If the coverages and policies listed above are on a claims-made basis, Contractor agrees that it shall maintain such insurance in effect for the Term and a period of at least two (2) years following the expiration or termination of this Agreement. All insurance policies shall be issued by insurance carriers which have an A-VII or better rating by A.M. Best Company. All policies shall include a waiver of subrogation in favor of the Indemnified SFM Parties and their affiliates, and shall, except for workers’ compensation coverage, name each of the Indemnified SFM Parties (as defined above) and their affiliates (the “Additional Insureds”) as additional insureds with respect to liabilities arising out of both the ongoing and completed operations of Contractor. Additional insured coverage shall be primary to any other insurance or self-insurance maintained by the Additional Insureds and shall not look for contribution from any other insurance or self-insurance maintained by the Additional Insureds. Contractor shall furnish to SFM evidence of such insurance coverage in the form of Certificates of Insurance no later than ten (10) days prior to the commencement of Services pursuant to this Agreement. All Certificates of Insurance shall meet the requirements of this section. Contractor agrees to provide SFM advance written notice if any insurance carrier cancels or non-renews any coverage required by this Agreement; in addition, Contractor shall obtain and maintain all required endorsements to reflect the status of the Additional Insureds as additional insureds. In the event Contractor or its subcontractors maintains limits greater than set forth herein, the Additional Insureds shall be included therein as additional insureds to the fullest extent of all such insurance in accordance with all terms herein. Contractor shall not violate, or permit to be violated, any conditions of its respective policies, and shall at all times satisfy the requirements of the insurance companies writing said policies. Failure to maintain the insurance coverage specified herein shall be deemed a material breach of this Agreement.

10.0	Conflicts. In the event of a conflict between the provisions of this Master Services Agreement, the Terms and Conditions attached as Exhibit C, any SOW or Change Order, and any documentation attached as an exhibit or schedule to any SOW or Change Order, the order of precedence shall be as follows: (1) this Master Services Agreement, (2) the Terms and Conditions, (3) any executed Change Order, (4) any executed SOW, and then (5) any documentation attached as an exhibit or schedule to any SOW or Change Order. In the event of a conflict between the provisions of this Agreement, on the one hand, and any terms of service, terms of use, privacy policies, software licenses, or other terms and conditions relating to the Services performed by Contractor, on the other hand, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, SFM and Contractor have executed this Master Services Agreement as of the Effective Date.

BY CONTRACTOR:		BY SFM:
EZFILL HOLDINGS, INC., a Delaware corporation		SOUTH FLORIDA MOTORSPORTS, LLC, a Delaware limited liability company

By:	/s/ Michael McConnell	By:	/s/ Tyler Epp
Name:	Michael McConnell	Name:	Tyler Epp
Title:	CEO	Title:	President
Date:	01/18/2023	Date:	01/19/2023

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EXHIBIT A

[FORM OF] STATEMENT OF WORK

Project Name: ____________________________

THIS STATEMENT OF WORK (“SOW”) dated as of                           , 202__ (the “SOW Effective Date”), by and between EZFILL HOLDINGS, INC. (“Contractor”) and SOUTH FLORIDA MOTORSPORTS, LLC (“SFM”), is executed pursuant to the Master Services Agreement executed between SFM and Contractor dated as of January 1, 2023 (the “Agreement”), into which this SOW is incorporated by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

(a)	Term:

(b)	Project Description (include or attach details including description of work, schedule, etc., all of which are incorporated herein by this reference):

(c)	Rate(s) and Fee(s):

(d)	Name of SFM Project Manager(s):

IN WITNESS WHEREOF, the parties cause this STATEMENT OF WORK to be executed as of the SOW Effective Date.

EZFILL HOLDINGS, INC., a Delaware corporation		SOUTH FLORIDA MOTORSPORTS, LLC, a Delaware limited liability company

By:	[DO NOT SIGN]	By:	[DO NOT SIGN]
Name:		Name:
Title:		Title:
Date:		Date:

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EXHIBIT B

[FORM OF] CHANGE ORDER

Project Name: ____________________________

THIS CHANGE ORDER (“Change Order”) dated as of                                , 202__ (the “Change Order Effective Date”), by and between EZFILL HOLDINGS, INC. (“Contractor”) and SOUTH FLORIDA MOTORSPORTS, LLC (“SFM”), is executed pursuant to the Master Services Agreement executed between SFM and Contractor dated as of January 1, 2023 (the “Agreement”), and Statement of Work dated                            , 202__, into which this Change Order is incorporated by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

(a)	Term:

(b)	Modifications to Project Description (include or attach details including description of work, schedule, etc., all of which are incorporated herein by this reference):

(c)	Rate(s) and Fee(s):

(d)	Name of SFM Project Manager(s):

IN WITNESS WHEREOF, the parties cause this CHANGE ORDER to be executed as of the Change Order Effective Date.

EZFILL HOLDINGS, INC., a Delaware corporation		SOUTH FLORIDA MOTORSPORTS, LLC, a Delaware limited liability company

By:	[DO NOT SIGN]	By:	[DO NOT SIGN]
Name:		Name:
Title:		Title:
Date:		Date:

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EXHIBIT C

STANDARD TERMS AND CONDITIONS

1. Use of Marks. Contractor shall not, by this Agreement, obtain any right to use the names, trademarks, logos, or other proprietary designations of SFM, the Formula 1 Miami Grand Prix, the Miami International Autodrome, South Florida Stadium LLC d/b/a Hard Rock Stadium, Miami Dolphins, Ltd. d/b/a Miami Dolphins, Formula One World Championship Limited (“FOWC”), Formula One Marketing Limited (“FOML”), the Fédération Internationale de l’Automobile (“FIA”), or their respective affiliates (collectively the “Marks”). Contractor shall not have the right to use, refer to, or incorporate in marketing or other materials the Marks in any manner without the prior written approval of SFM, which approval may be granted or withheld in SFM’s sole discretion in each instance. In no event shall Contractor make any public announcements, issue any press announcements, publish any case studies, publicly list SFM as a client, or take any other action identifying or publicizing Contractor’s provision of the Services without the prior written approval of SFM, which approval may be granted or withheld in SFM’s sole discretion. In the event that SFM approves any public announcements, press announcements, or other public-facing communications requested by Contractor (e.g., a press release in connection with any Form 8-K filings), Contractor shall promptly incorporate any reasonable changes requested by SFM prior to release of the announcement and/or communication.

2. Recordings. Contractor acknowledges and agrees that SFM may, at its sole discretion, televise, videotape, take photographs, write about, or otherwise record the Event or other events hosted in connection with this Agreement, which may include depictions of the Services provided by Contractor and its Workers (including Contractor’s and any Workers’ names, likenesses, images, activities, and/or products at such events and any participants at such events) (“Recordings”) and use any such Recordings at any time for commercial, promotional, or any other purpose without having to compensate Contractor. Contractor hereby consents to the commercial exploitation of such Recordings notwithstanding the fact that Contractor or its Workers may be referred to or visible therein. In addition, Contractor hereby grants SFM the non-exclusive, royalty-free right to use the name, logo, likeness, and other depictions of Contractor in advertising, promotional, and other collateral materials and merchandise. Any rights not expressly granted to Contractor under this Agreement (including, but not limited to, in connection with the Event) are expressly reserved to SFM.

3. Work Product. Contractor acknowledges that SFM shall have the right to provide any other entity with the right to use or transfer the Work Product without any additional compensation to Contractor or any Worker. Contractor hereby agrees to assign, and does hereby assign, to SFM all worldwide rights, title, and interest in and to the Work Product, including, without limitation, all copyrights, trademark rights and other proprietary rights therein. During and after the Term, Contractor shall, and shall cause the Workers to, from time to time as and when requested by SFM and at SFM’s expense, but without further consideration to Contractor or Workers, (a) execute all papers and documents and perform all other acts necessary or appropriate, in the discretion of SFM, to evidence or further document SFM’s ownership of the Work Product and the above-mentioned proprietary rights therein; and (b) assist SFM in obtaining, registering, maintaining, and defending for SFM’s benefit (which defense shall be at SFM’s expense except to the extent such defense is made in connection with any claim or other event covered by Contractor’s indemnity obligations herein), all copyrights, trademark rights, and other proprietary rights in the Work Product except as otherwise provided herein in any and all countries as SFM may determine in its sole discretion. Contractor represents and warrants to SFM that Contractor has no proprietary right in or to any Work Product and that none of the Workers has any proprietary right in or to any Work Product. SFM will have access, at all times, to all Work Product. Contractor will, and will cause its Workers to, produce such documentation, reports and other deliverables hereunder, as are necessary to enable SFM to utilize the Work Product and confirm that Contractor is properly and fully performing its duties hereunder. Upon request by SFM, Contractor shall deliver to SFM all Work Product and related documentation and deliverables.

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4. Representations and Warranties. Contractor represents and warrants to SFM that (a) Contractor has the full power, authority, and legal right to enter into and perform this Agreement and the person signing this Agreement on behalf of Contractor has been properly authorized and empowered to sign on behalf of Contractor; (b) this Agreement is a legal, valid, and binding obligation of Contractor, enforceable against Contractor in accordance with its terms; (c) the Services to be performed for SFM by Contractor will not violate or infringe any right of any person or entity; (d) Contractor has all necessary authorizations, licenses, and permits required to perform the Services and to conduct its business; (e) Contractor will perform the Services and any other obligations hereunder in a professional and diligent manner and will avoid any conflicts of interest in the performance of its obligations; (f) Contractor has not taken and will not take any action that interferes in any manner with any of SFM’s rights under this Agreement or that is otherwise inconsistent with the terms of this Agreement; and (g) Contractor will perform all Services in accordance with all applicable laws, rules, regulations, and self-regulatory practices, including, but not limited to, those related to privacy, data protection, and the prohibition of employment of persons not eligible to be lawfully employed, forced labor, child labor, and discrimination. Contractor hereby represents and warrants that Contractor has read and reviewed the Formula 1 Statement of Commitment to Respect for Human Rights found at https://www.formula1.com/en/toolbar/statement-of-commitment-to-respect-for-human-rights.html, and that Contractor’s business practices are consistent with said Statement of Commitment. Contractor hereby represents, warrants, and covenants to SFM that in performance of the services hereunder, Contractor (i) has complied and will comply with all applicable laws governing bribery, money laundering, and other corrupt practices, including the U.S. Foreign Corrupt Practices Act, and (ii) has not, and will not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements, in whatever form (including gifts, travel, entertainment, contributions, or anything else of value). SFM may, in addition to its other remedies, immediately terminate this Agreement in the event that SFM receives information which it reasonably determines to be evidence of a breach by Contractor of this Section.

5. SFM Data. All SFM Data (as defined below) shall be the sole and exclusive property of SFM. Contractor shall implement and maintain administrative, physical, and technical safeguards that prevent any unauthorized collection, use or disclosure of, or access to Confidential Information, SFM Data, or SFM’s networks. In addition to and without limiting Contractor’s obligations hereunder, without SFM’s prior written approval, Contractor shall not, and shall not permit others to: (a) use SFM Data other than as necessary to perform the Services under this Agreement; (b) disclose, sell, assign, lease or otherwise provide SFM Data to third parties, including Contractor’s third-party service providers; or (c) commercially exploit any SFM Data. Without limiting the foregoing, no ownership rights in SFM Data shall accrue to Contractor by reason of entering, deleting, modifying, or otherwise processing any SFM Data. “SFM Data” means any data and information that: (1) is contained in any of SFM’s networks; (2) is input in any of SFM’s networks by Contractor; (3) results from Contractor’s use of SFM’s networks or equipment; and/or (4) is derived from any of the foregoing, including, without limitation, all lists or other records containing any such information, even if such information is aggregated or anonymized. Contractor represents and warrants that the Services do not violate any laws, rules, regulations, or self-regulatory practices including, but not limited to, those related to privacy and data protection. In the event of any loss or corruption of SFM Data, Contractor shall use best efforts to restore the lost or corrupted data from the latest backup of such data maintained by Contractor in accordance with its archival procedures, which procedures shall be consistent with best industry practices. Contractor shall destroy SFM Data in Contractor’s possession promptly upon request from SFM. In the event Contractor collects or receives SFM Data that includes PII, Contractor shall (x) notify SFM of the collection of all PII; (y) restrict access to such PII to those Contractor personnel who have a need to access it in order to enable Contractor to perform its obligations under this Agreement, and (z) store and transmit it securely, in accordance with best industry security practices. “PII” means any information which by itself or in combination with other information can identify, locate, or contact an individual. Contractor shall immediately notify SFM of any actual or reasonably likely unauthorized access, use, loss, or disclosure of any Confidential Information, SFM Data, Work Product, or customer information (a “Security Breach”) and take commercially reasonable actions to assist SFM in investigating, remedying, and taking any other action SFM deems necessary. Without limiting any other indemnification obligations set forth herein, Contractor shall indemnify, defend, and hold harmless each of the Indemnified SFM Parties from and against any and all Claims arising from, relating to, or in connection with any Security Breach directly or indirectly caused by the acts or omissions of Contractor, including any failure to maintain the administrative, physical, and technical safeguards required by this Agreement or any other applicable agreement.

6. Workers. Contractor may not assign any subcontractors to perform any Services for SFM without SFM’s prior written consent. Contractor shall not be relieved of its duties and obligations hereunder by virtue of any subcontract and shall remain as fully responsible for the acts and omissions of its subcontractors as Contractor is for its own acts and omissions and those of its agents, servants, and employees. Contractor shall cause its Workers to perform the Services under the general direction of the project manager designated by SFM. However, Contractor shall determine, in Contractor’s sole discretion, the manner and means by which such Services shall be performed. Contractor shall provide sufficient supervision of all Workers in the performance of the Services. Contractor shall remain responsible for the services and work product of all Workers and their compliance with the terms of this Agreement and with all applicable laws, regulations, codes, and standards. All Workers shall be appropriately dressed and equipped, at Contractor’s sole expense, to fulfill the Services. For the avoidance of doubt, Contractor shall supply and equip its Workers with all tools, hardware, and components to properly transport, deliver, and transfer/pump/dispense fuel. Contractor shall require the Workers to follow SFM’s rules and policies relating to security of, access to, or use of the Event Site. All Workers shall be and remain employees and/or independent contractors of Contractor at all times during their performance of Services for SFM and shall not be deemed employees of SFM.

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7. Taxes. Contractor shall bear and be solely responsible for paying all salaries, wages, and fees to its Workers and for withholding and paying all applicable payroll taxes, employer contributions, benefits, and the like. Contractor shall be responsible for paying any and all income and other taxes and withholdings assessed, arising from, or otherwise related to any amounts paid by SFM to Contractor under this Agreement and in connection with Contractor’s performance of the Services hereunder (except for taxes on SFM’s net income). Contractor acknowledges and agrees that it is the sole responsibility of Contractor to report as income its compensation received from SFM and to make the requisite tax filings and payments to the appropriate sovereign, international, federal, state, or local tax authorities. Contractor shall be solely responsible for all taxes, stamp duties, license fees, and other such levies imposed by tax authorities outside the United States. Contractor represents and warrants that, by virtue of this Agreement, SFM shall not have any obligation to withhold any part of Contractor’s compensation for any reason. Accordingly, no part of Contractor’s compensation shall be subject to withholding by SFM for any reason, including, but not limited to, the payment of social security, unemployment, disability insurance, or any other similar state or federal tax obligations. However, in the event that SFM is held responsible for withholding or paying any amount to any person, entity, governmental agency, or authority in connection with any payments by SFM to Contractor, SFM shall have the right to pay or withhold such amounts on future payments (if any) to Contractor and/or to recover from Contractor any such amounts that such person, entity, governmental agency, or authority claims should have been paid or withheld, including any interest and/or penalties. Without limiting any other indemnification obligations set forth herein, Contractor agrees to indemnify and hold harmless the Indemnified SFM Parties from and against any and all Claims arising from, relating to, or in connection with any of the matters identified in this section.

8. Non-Conforming Services and Additional Services.

a. Contractor shall promptly correct any Services identified by SFM as failing to conform to this Agreement, any SOW or any Change Order. Contractor shall bear all costs of correcting such non-conforming Services. If Contractor does not correct such non-conforming Services within a reasonable time following written notice from SFM, SFM may terminate this Agreement, and Contractor shall be responsible for the cost of any substitute, remediation, or corrective services incurred by SFM.

b. Any changes in the Services (including, but not limited to, additional Services), the fees or compensation, and/or time periods in required to perform the Services under this Agreement, including any SOWs and/or any Change Orders, shall only be made upon the execution of an SOW and/or Change Order (as applicable) signed by both SFM and Contractor. If Contractor proceeds with such changes or additions to the Services without obtaining an SOW and/or Change Order (as applicable), it shall be assumed that Contractor has performed such additional Services at no additional charge or fees. The requirement for SOWs and/or Change Orders (as applicable) under this Section cannot be waived and it is a condition precedent to Contractor being entitled to any payment for any additional Services performed. Additional Services performed by Contractor without authorization of any SOW and/or Change Order (as applicable) will not entitle Contractor to an increase in fees or compensation or an extension of the date in which completion of the Services shall occur.

9. Risk of Loss. Contractor hereby waives, for Contractor and its Workers (to the fullest extent that Contractor may waive such rights), and their respective heirs, personal representatives, successors and assigns, any and all rights that Contractor or any Worker may have to any recovery from any of the Indemnified SFM Parties, whether for damages, costs and expenses incurred, or otherwise, if Contractor or its Worker sustains any personal injury or property damage in performing the Services under this Agreement, to the extent the personal injury or property damage does not arise from the gross negligence or willful misconduct of such Indemnified SFM Party. Contractor and its Workers hereby acknowledge and voluntarily assume the risk of injury, including the potential for serious injury or death to Contractor, its Workers, and/or any other party, arising from their use of any equipment, machines, vehicles, or other property owned or maintained by the Indemnified SFM Parties (the “Equipment”) in connection with the Services performed by Contractor under this Agreement. Contractor shall ensure that any Worker using the Equipment is properly trained, and to the extent applicable, licensed and/or certified, to operate such Equipment. Contractor is responsible for any loss or damage to the Equipment caused by its Workers, whether by accident, misuse, neglect, or otherwise. Contractor shall pay the Indemnified SFM Parties, on demand, all costs incurred for making any repairs to the Equipment; provided, however, that in the event such damage to the Equipment is so severe that repair would be impractical, Contractor shall pay to the Indemnified SFM Parties, on demand, the cost of replacing the Equipment.

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10. Notices. All formal notices, demands, and other communications between the parties required or appropriate hereunder (including, but not limited to, notice of termination and similar one-time notices of similar importance, but not including routine day-to-day communications between the parties in the course of performing their obligations or exercising their rights under this Agreement) shall be made in writing and delivered either by (i) personal delivery, (ii) certified or registered mail, postage prepaid, or (iii) recognized overnight courier service which delivers only upon the signed receipt of the addressee, which in any case shall be delivered to the following addresses: if to Contractor, at the address set forth on the first page of this Agreement; and if to SFM, South Florida Motorsports, LLC, 347 Don Shula Drive, Miami Gardens, Florida 33056, Attn: Legal Department, with copy via electronic mail (not to constitute legal notice) to legalnotices@f1miamigp.com. Notice shall be deemed delivered (y) on the date of delivery if notice is given via personal delivery or recognized overnight courier service, and (z) on the third (3rd) day after the postmark date if mailed by certified or registered mail, postage prepaid.

11. Events and Governing Rules. Each party’s rights and obligations hereunder, as well as any work schedules and other logistics relating to the Services performed by Contractor, shall at all times be subject to the requirements of parties holding events at the Event Site. In addition, this Agreement shall be subject to the then-current rules and regulations of the FOWC, FOML, and/or the FIA (collectively, “Governing Rules”) applicable to the Services and Contractor’s work hereunder. To the extent the Services, Work Product, and/or Contractor’s work interfere with the staging or presentation of any events or otherwise conflict with Governing Rules, Contractor shall cooperate in good faith with SFM’s requests to mitigate or cease such interference and/or conflicts.

12. Accommodations and Venues in Miami-Dade County. To the extent Contractor requires the use of hotel rooms (or similar transient rentals), dining destinations, restaurants, theaters, performing arts venues, and/or event facilities and venues in connection with the Event and/or the Services, if commercially feasible, Contractor shall use transient rentals and other venues located in Miami-Dade County, Florida.

13. Miscellaneous.

a. Entire Agreement. This Agreement, including any SOWs and/or any Change Orders, constitutes the sole and entire agreement between the parties hereto relating to the subject matter contained herein and supersedes all prior and contemporaneous oral or written agreements, statements, commitments, understandings, negotiations, and representations of the parties.

b. No Amendments. Except as expressly provided herein, this Agreement may not be changed or amended except by a writing executed by both parties, it being understood that any differing terms or conditions that may appear in any purchase order, invoice, confirmation, or similar document issued by Contractor, even if signed by the parties after the Effective Date hereof, shall have no force or effect, and the terms and conditions of this Agreement shall control all such additional documents. In no event shall SFM’s use of Contractor’s or any third-party billing portal or program, or any terms or conditions thereof, operate to substitute, amend, or supplement the terms and conditions of this Agreement, and unless specifically agreed to in writing by SFM (and subject to additional costs that SFM may charge Contractor in its discretion), SFM shall not be required to bill Contractor using Contractor’s or any third-party billing portal or program.

c. Assignment. No party may assign this Agreement without the prior written consent of the other party hereto, except that SFM may freely assign this Agreement without Contractor’s consent to (a) an Affiliate of SFM (as defined below); or (b) any third party together with the business to which it pertains. No assignment by Contractor of any right or obligation hereunder shall be effective and any such attempt shall be null and void. This Agreement shall inure to the benefit of and be binding upon SFM and Contractor and their respective successors and assigns (to the extent this Agreement is assigned as permitted hereunder).

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d. Affiliates. An Affiliate (as defined below) of SFM may, by executing an attachment and agreeing to be bound by the provisions of this Agreement, receive Services by Contractor, and Contractor and such Affiliate(s) will be bound by the provisions of this Agreement as if they were an original party hereto. Each agreement or SOW between any Affiliate and Contractor will be a separate agreement for which such Affiliate (and not SFM) will be fully liable for any obligations listed in such agreement or SOW. “Affiliate” means an entity controlling, controlled by, or under common control with a party to this Agreement at any time during the Term.

e. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer upon any other person or entity any legal or equitable right, benefit, or remedy under or by reason of this Agreement.

f. Force Majeure. Neither party shall be liable nor deemed to be in default for any delay or failure in performance of the Services or any other obligation under this Agreement to the extent resulting directly or indirectly from acts of God (fires, floods, storms, hurricanes, pandemic, civil authority, earthquakes, tornadoes, etc.), acts of public enemy, war, civil disturbance, sabotage, accidents, insurrections, blockades, embargoes, acts of any governmental or quasi-governmental authority, a pandemic, epidemic and/or other actual or anticipated public health crisis or emergency (each, a “Force Majeure Event”). Notwithstanding the above, Contractor shall use best efforts to mitigate any failure or delays due to a Force Majeure Event, at Contractor’s sole cost, to ensure compliance with all schedule requirements described in this Agreement, including, without limitation, any SOWs and/or Change Orders. If the Force Majeure Event shall continue unabated for sixty (60) days, SFM shall thereafter have the right to terminate this Agreement immediately upon written notice to Contractor without incurring additional liability (except as provided elsewhere in this Agreement) as a result of such termination.

g. Governing Law and Venue. This Agreement and any dispute or proceeding relating to, arising from, or in connection with this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida, excluding conflict of law rules to the extent they would require or permit the laws of any jurisdiction other than Florida to apply. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved exclusively by binding, arbitration in Miami, Florida, under the auspices of JAMS, pursuant to its Comprehensive Arbitration Rules and Procedures. Such proceedings shall be resolved by one arbitrator if the amount of the claim, as determined by JAMS following an initial case management conference, is One Million U.S. Dollars (US$1,000,000) or less, or three arbitrators if the amount of the claim is more than One Million U.S. Dollars (US$1,000,000). If the parties cannot agree on arbitrator(s) from a list provided by JAMS, the arbitrator(s) shall be selected by JAMS using its rules for selection of arbitrators. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought, including, without limitation, the United States District Court for the Southern District of Florida and the Eleventh Judicial Circuit Court in Miami-Dade County, Florida, which courts the parties irrevocably agree to submit themselves to, and not contest, for purposes of forum and the exercise of personal jurisdiction. A ruling by the arbitrator shall be non-appealable. The parties agree to abide by and perform any award rendered by the arbitrators. If either party seeks enforcement of any award rendered by the arbitrator, then the prevailing party to such proceeding(s) (as designated by the arbitrator) shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees) from the non-prevailing party, in addition to any other relief to which it may be entitled. Each party covenants and agrees to act as expeditiously as practicable in order to resolve all disputes by arbitration. Each party further agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process. The parties agree to keep confidential all arbitration proceedings, all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain.

h. Equitable Remedies. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, including Contractor’s obligations to prevent the unauthorized disclosure of any Confidential Information, and that the parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, without having to post bond, in addition to any other remedy to which they are entitled at law or in equity. In the event of any unauthorized use or disclosure by a Worker of SFM’s Confidential Information, Contractor shall take, at its own expense, all actions that may be required to prevent the continuing unauthorized use, disclosure or dissemination of the Confidential Information, including, but not limited to, judicial actions for seizure and injunctive relief. If Contractor fails to take such actions in a timely and adequate manner, SFM may take the same in Contractor’s name or in SFM’s own name, as third-party beneficiary, and at Contractor’s expense.

i. No Waiver. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party’s right thereafter to exercise and/or enforce each and every right and provision of this Agreement. To be valid, a waiver must be in writing, but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver. No payment made by SFM shall be considered as acceptance of satisfactory performance of Contractor’s obligations under this Agreement, nor shall any payment be construed as acceptance of substandard or careless work or as relieving Contractor from Contractor’s full responsibilities under this Agreement or as a waiver of SFM’s rights, after making such payment, to claim and/or enforce Contractor’s breach of this Agreement.

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j. Severability. If any provision of this Agreement shall be held illegal, invalid, or unenforceable, in whole or in part, such provision shall be modified to the minimum extent necessary to make it legal, valid, and enforceable, as close as possible to the parties’ original intent, and the legality, validity, and enforceability of the remaining provisions shall not be affected.

k. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, COUNTERCLAIMS, CROSS-CLAIMS, OR THIRD-PARTY CLAIMS) ARISING FROM, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES PROVIDED HEREUNDER. FURTHER, EACH OF THE PARTIES CERTIFIES THAT THE OTHER PARTY HAS NOT REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WILL WAIVE ITS RIGHT TO ENFORCE THIS WAIVER OF JURY TRIAL PROVISION IN THE EVENT OF LITIGATION.

l. Attorney’s Fees. In connection with any legal suit, action, or proceeding arising from, relating to, or in connection with this Agreement, the prevailing party shall be entitled to receive an award of its costs, including reasonable attorneys’ fees and expenses and court costs, whether incurred or paid, regardless of forum or tribunal level.

m. Interpretation. In construing or interpreting this Agreement, the word “or” shall not be construed as exclusive, and the word “including” shall not be limiting. The headings of this Agreement are for convenience only and shall in no way define, describe, or limit the scope or intent of this Agreement or any provision hereof. Contractor and SFM are represented in this transaction by separate counsel, or have been advised to seek their own independent counsel concerning the interpretation and legal effect of this Agreement and have either obtained such counsel or have intentionally refrained from doing so and have knowingly and voluntarily waived such right. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity where a question of intent or the need for interpretation arises, this Agreement shall be construed as if drafted jointly by Contractor and SFM, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provisions of this Agreement.

n. Survival. The following sections shall survive the termination of this Agreement for any reason whatsoever: (i) sections 4.0, 5.3, 5.4, 6.0, 7.0, 8.0, 9.0, and 10.0 of the Master Services Agreement; and (ii) sections 1, 2, 3, 4, 5, 6, 7, 8, 9 and 13 of these Terms and Conditions.

o. Time of the Essence. Time is of the essence in the performance of the Services under this Agreement. Contractor shall be liable for any and all damages incurred by SFM by reason of delays in Contractor’s performance of the Services, unless such delays result directly from a Force Majeure Event (and only for the duration of such Force Majeure Event). Without prejudice to SFM’s rights under this Agreement, if, in the judgment of SFM acting reasonably, Contractor has failed or will fail to perform, in full or partially, any of its obligations under this Agreement in a timely manner, then SFM may serve written notice upon Contractor and, unless SFM receives prompt and adequate assurances of Contractor’s ability and willingness to perform, SFM shall be entitled to terminate this Agreement (without liability or obligation to Contractor or any other party) on a date specified by SFM in said notice and make alternative arrangements (at Contractor’s sole cost). In the event of such termination, all sums advanced by SFM shall be promptly refunded to SFM or equitably adjusted for partial non-performance, and Contractor shall be liable for any and all damages sustained or arising as a result of such termination.

p. Counterparts. This Agreement may be executed by all parties in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be one and the same document. Signatures sent by facsimile, email, or other generally accepted electronic means (e.g., PDF) shall be deemed original signatures.

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